UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2010

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way
Simpsonville, SC	29681
(Address of principal executive offices)	(Zip Code)

(864) 963-6300

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 27, 2010, KEMET Corporation (the “Company”) and Per Olof-Loof entered into a new employment agreement (the “Agreement”) which supersedes and terminates Mr. Loof’s prior employment agreement with the Company dated July 24, 2007 (the “Prior Agreement”) and sets forth the revised terms and conditions of Mr. Loof’s employment as Chief Executive Officer (“CEO”).  Unless earlier terminated in accordance with the provisions thereof, the term of the Agreement is effective as of April 1, 2010 and terminates on June 30, 2015.  In addition to the items provided below, the Agreement restated certain elements of the Prior Agreement.

Under the terms of the Agreement, Mr. Loof’s annual base salary will be $770,000 or such higher or lower rate as the Board of Directors of the Company may determine from time to time in accordance with the terms of the Agreement.  Mr. Loof will be eligible to participate in the Company’s health insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and deferred compensation plan, in each case as such plans are generally available to other executive officers of the Company.  As long as Mr. Loof is employed as CEO on June 30, 2015 and has been continuously employed with the Company from January 27, 2010 to June 30, 2015, Mr. Loof shall be entitled to participate in a special 15-month long-term incentive compensation program (“Special LTIP”) covering the period April 1, 2014 through June 30, 2015. The Special LTIP shall replace any other long-term incentive compensation opportunity during the period of the Special LTIP.

Under the Agreement, the Company agreed to grant to Mr. Loof 250,000 shares of restricted common stock under the Company’s 2004 Long Term Equity Plan and employee stock options to acquire 250,000 shares of the Company’s common stock pursuant to the 1995 Executive Stock Option Plan; each grant vests in 50% increments on June 30, 2014 and June 30, 2015, respectively. However, the Agreement removed the requirement, under the Prior Agreement, to provide Mr. Loof with 100,000 restricted shares of the Company’s common stock on March 31, 2011, if the Prior Agreement continued for one year or a replacement CEO is in place.  The shares of restricted common stock were granted on January 27, 2010, and the employee stock options were granted on January 29, 2010.

The Agreement will terminate (i) immediately upon Mr. Loof’s resignation, death or disability, or (ii) upon notice of termination by the Company at any time, with or without “cause” (as defined in the Agreement).  Upon any termination by the Company of Mr. Loof’s employment without “cause” or upon Mr. Loof’s resignation with “good reason” (as defined in the Agreement) during the term of the Agreement, Mr. Loof will be entitled to receive severance payments upon specified conditions in the Agreement.  Such severance payments will be equal to his base salary for the period from the date of termination to the earlier to occur of (x) June 30, 2015 or (y) two years from the date of termination.  However, if Mr. Loof resigns for “good reason,” such payments shall be increased to include Mr. Loof’s target bonus under the existing short-term incentive program.

In the event of Mr. Loof’s disability or death, Mr. Loof or his heirs, as applicable, will be entitled to receive only his base salary through the date of such event and any annual bonus for a completed fiscal year that has not yet been paid. If Mr. Loof is terminated by the Company for “cause” or is terminated upon Mr. Loof’s resignation (other than for “good reason”), Mr. Loof will be entitled to receive only his base salary through the date of termination and will not be entitled to receive any other salary, compensation, or benefits from the Company or its subsidiaries, except as otherwise specifically provided for under the Company’s employee benefit plans or as otherwise expressly required by applicable law.

The Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Loof’s employment and for a minimum of twelve months after any termination thereof.  As consideration for the non-competition and non-solicitation agreements, if Mr. Loof is employed by the Company as CEO on June 30, 2015 and has been continuously employed from January 27, 2010 to June 30, 2015, Mr. Loof shall receive one year of his base salary in effect at the time of termination plus one year of the annual short-term incentive bonus which shall be determined based on the target bonus for Mr. Loof’s last year of employment.

Under the Agreement, Mr. Loof is no longer entitled to receive a gross-up payment or adjustment for any taxes that may be assessed to him as a result of the operation of Section 280G of the Internal Revenue Code of 1986, as amended. Moreover, the Agreement also amends that certain Change in Control Severance Compensation Agreement dated July 28, 2008, between the Company and Per Olof-Loof (the “CIC Agreement”) by modifying the time period for the severance payments under Section 4(A)(i) of the CIC Agreement from 36 months to 24 months and eliminating any obligation of the Company to provide a gross-up payment for taxes pursuant to the CIC Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(d)  Exhibits

The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Employment Agreement between KEMET Corporation and Per Olof-Loof dated January 27, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 2, 2010

KEMET CORPORATION

By:	/s/ WILLIAM M. LOWE, JR.
William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Employment Agreement between KEMET Corporation and Per Olof-Loof dated January 27, 2010.